GS FINANCIAL PRODUCTS U.S., L.P.

EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                             FOR THE THREE FISCAL MONTHS           FOR THE SIX FISCAL MONTHS
                                                        ENDED                               ENDED
                                           -------------------------------      -------------------------------
(Unaudited U.S. dollars in
thousands)                                 May 30, 1997       May 29, 1998      May 30, 1997       May 29, 1998
                                           ------------       ------------      ------------       ------------
Earnings:
Income from continuing operations
    before income taxes                          $2,786             $1,965          $  7,429           $  4,045
Add:  Fixed charges                               1,616              3,338             3,233              6,703
                                               --------            -------           -------            -------
Earnings as adjusted                             $4,402             $5,303           $10,662            $10,748

Fixed charges:
Interest expense                                 $1,601             $3,280          $  3,203           $  6,592
Debt amortization expense                            15                 58                30                111
Interest portion of rent expense                      0                  0                 0                  0
                                               --------            -------           -------            -------
         Total fixed charges                     $1,616             $3,338          $  3,233           $  6,703

Ratio of earnings to fixed charges                  2.7 x              1.6 x             3.3 x              1.6 x


For purposes of computing the ratio of earnings to fixed charges, earnings as adjusted consist of net income plus income taxes and fixed charges. Fixed charges consist of interest expense and amortization of debt issuance costs.